IZEA Reports Record Annual Revenue in FY2022, up 37% Year over Year

ORLANDO, FL (March 30, 2023) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the fourth quarter ended December 31, 2022.

FY 2022 Financial Summary Compared to FY 2021
•Total revenue increased 37% to $41.1 million, compared to $30.0 million
•Net loss was $4.5 million, compared to a net loss of $3.1 million
•Adjusted EBITDA* improved to $2.8 million, compared to $3.1 million

Q4 2022 Financial Summary Compared to Q4 2021
•Total revenue decreased 15% to $8.8 million, compared to $10.3 million
•Managed Services revenue decreased 15% to $8.4 million, compared to $9.9 million
•SaaS Services revenue decreased 17% to $0.37 million, compared to $0.45 million
•Total costs and expenses were approximately $10.2 million for both periods
•Net loss was $0.9 million compared to net income of $0.3 million
•Adjusted EBITDA* for the quarter was $(0.3) million, compared to $0.5 million
•Cash and investments at December 31, 2022 totaled $70.0 million with no long-term debt

Q4 2022 Operational Highlights
•Launched IZEA Flex and The Creator Marketplace as new SaaS offerings
•Established sales operations in China and the United Kingdom
•Awarded 5 distinctions from Comparably, including Best CEO, Best Career Growth, and Best Leadership Team

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”

Management Commentary
“Team IZEA delivered our strongest annual revenue in the history of the company in 2022, and I am incredibly proud of the work our team put forth in order to deliver this growth,” Ted Murphy, IZEA’s Chairman and CEO. “In 2022 we launched two new platforms, established sales operations in China and the United Kingdom, and dramatically improved our operational efficiency at the same time. Our average revenue per FTE grew by 55% last year, an all-time record.”

"While 2022 was a boom year for our company, it is clear that the macroeconomic environment began to change in the back half of last year. Our team has been making a variety of adjustments over the past year to focus our efforts on driving efficiency. We expect the remainder of the first half of 2023 to contain continued turbulence, with improving stability and growth sometime in the second half of the year.”

“We are taking this opportunity to accelerate the transition to Flex and the IZEA Marketplace for all our customers and Managed Services team, which was originally slated for the end of 2023. This shift is going to be accelerated by two full quarters, and we expect to shutter IZEAx for end-customer use by the conclusion of Q2. The shutdown of this platform will lead to significant infrastructure cost savings for the company, and allow us to fully focus our product, support, and engineering efforts on the technology platforms of our future. We expect to complete the migration of hundreds of thousands of creators that have signed up to IZEAx by the end of Q2, making them available for hire in the new Marketplace experience.”

“While there is currently some softness in bookings, we have a large Managed Services revenue backlog, which represents the total of unrecognized revenue for contracts that are underway, as well as recent Bookings that have yet to begin invoicing,” continued Murphy. “That amount totaled $18.3 million on December 31, 2022, and we expect to record most of this backlog as revenue in the following three quarters. The large amount of unrecognized revenue from 2022 bookings will help to normalize revenue in 2023, dampening the impacts of softer bookings near term.”

$1M Share Repurchase Authorization
IZEA’s Board of Directors has authorized a $1 million share repurchase of the company's common stock. IZEA may repurchase shares of common stock from time to time through open market purchases, in privately negotiated transactions, or by other means in accordance with federal securities laws. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The share repurchase program may be suspended or discontinued at any time and does not obligate the company to acquire any amount of common stock.

Q4 2022 Financial Results
Total revenue in the fourth quarter of 2022 decreased 15% to $8.8 million, compared to $10.3 million in the fourth quarter of 2021, with revenue from Managed Services decreasing by 15% to $8.4 million in the fourth quarter of 2022, and revenue from SaaS Services decreasing by 17% to $370,619 in the fourth quarter of 2022 compared to the fourth quarter of 2021.

Managed Services bookings declined $2.8 million to $7.9 million during the quarter, as we saw the contracting process slow down. December 2022 bookings were amongst the best months of the fiscal year and IZEA ended the quarter with solid pipeline creation of new opportunities that ought to benefit future periods.

Revenue from SaaS Services decreased by $78,506, or 17%, in the fourth quarter of 2022 compared to the fourth quarter of 2021. Average licensee counts on all platforms declined in the fourth quarter of 2022 over the prior year. License fee revenue was 27% lower than the prior-year quarter, while Marketplace Spend fees increased 32% to $83,566 in the fourth quarter of 2022, compared to $63,111 in the fourth quarter of 2021. Gross billings (a key metric, as defined below) for SaaS Services decreased to $1.0 million, or 14.6% lower, in the fourth quarter of 2022 due to lower licensee counts and lower average fees.
Cost of revenue increased to $5.7 million in the fourth quarter of 2022, or 65% of revenue, compared to $4.8 million, or 46%, in the prior-year quarter, primarily due to higher cost deliveries on one large customer contract. The percentage cost of revenue on other customer deliveries was in range with recent historical averages.

Costs and expenses other than the cost of revenue totaled $4.5M for the fourth quarter of 2022, $1.0 million or 18.6% below the prior-year quarter. Sales and marketing costs were $2.2 million during the fourth quarter of 2022, 1.8% higher than the prior-year quarter, due to additional headcount and related payroll costs that were partially offset by reduced selling commissions, which generally correspond to lower bookings and other spending reductions in the current quarter. General and administrative costs totaled $1.8 million during the quarter, $1.3 million or 42% below the prior-year quarter, due primarily to higher capitalized software costs in the current period.

Net loss in the fourth quarter of 2022 was $917,133, or $(0.01) per share, as compared to a net income of $311,513, or $0.01 per share in the fourth quarter of 2021, based on 62.4 million and 62.0 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $(0.3) million in the fourth quarter of 2022, compared with $0.5 million in the comparative period, decreasing $0.8 million due primarily to lower net income and higher depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2022, was a loss of 3.4% compared to income of 5.3% in the fourth quarter of 2021.

As of December 31, 2022, our cash and investments totaled $70.0 million. The company has no long-term debt.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter 2022 results on Thursday, March 30, 2023, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Thursday, March 30, 2023
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 8:00 p.m. EDT on the same day through Thursday, April 6, 2023, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13736812

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.

Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.

Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.

All companies do not calculate gross billings, bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements”' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Toni-Ann Burke
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$24,600,960	$75,433,295
Accounts receivable, net	5,664,727	7,599,103
Prepaid expenses	3,927,453	2,257,382
Short term investments	16,106,758	—
Other current assets	66,441	100,522
Total current assets	50,366,339	85,390,302

Property and equipment, net of accumulated depreciation	156,774	155,185
Goodwill	4,016,722	4,016,722
Intangible assets, net of accumulated depreciation	64,953	213,263
Software development costs, net of accumulated amortization	1,774,033	1,019,600
Long term investments	29,296,069	—
Total assets	$85,674,890	$90,795,072

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,968,322	2,086,892
Accrued expenses	2,130,702	2,502,882
Contract liabilities	11,247,746	11,338,095
Total current liabilities	15,346,770	15,927,869

Finance obligation, less current portion	62,173	10,420
Notes payable, less current portion	—	31,648
Total liabilities	15,408,943	15,969,937

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 62,413,929 and 62,044,883, respectively, issued, and outstanding	6,241	6,205
Additional paid-in capital	149,143,567	148,452,498
Accumulated deficit	(78,103,066)	(73,633,568)
Accumulated other comprehensive income (loss)	(780,795)	—
Total stockholders’ equity	70,265,947	74,825,135
Total liabilities and stockholders’ equity	$85,674,890	$90,795,072

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$8,802,255	$10,343,386	$41,095,937	$30,022,377

Costs and expenses:
Cost of revenue	5,748,623	4,772,832	24,737,699	14,461,702
Sales and marketing	2,211,654	2,172,910	9,523,894	8,795,038
General and administrative	1,826,942	3,168,736	11,637,044	11,034,246
Depreciation and amortization	423,305	139,212	828,161	1,089,118
Total costs and expenses	10,210,524	10,253,690	46,726,798	35,380,104

Loss from operations	(1,408,269)	89,696	(5,630,861)	(5,357,727)

Other income (expense):
Interest expense	1,795	(1,230)	(799)	(25,320)
Other income (expense), net	489,341	223,047	1,162,162	2,242,426
Total other income (expense), net	491,136	221,817	1,161,363	2,217,106

Total other income (expense), net	$(917,133)	$311,513	$(4,469,498)	$(3,140,621)

Weighted average common shares outstanding – basic and diluted	62,413,929	61,988,881	62,199,379	60,407,921
Basic and diluted loss per common share	$(0.01)	$0.01	$(0.07)	$(0.05)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended December 31,
	2022		2021		$ Change	% Change
Managed Services Revenue	$8,431,636	95.8%	$9,894,261	95.7%	$(1,462,625)	(14.8)%

Marketplace Spend Fees	83,566	0.9%	63,111	0.6%	20,455	32.4%
License Fees	270,480	3.1%	372,140	3.6%	(101,660)	(27.3)%
Other Fees	16,573	0.2%	13,874	0.1%	2,699	19.5%
SaaS Services Revenue	370,619	4.2%	449,125	4.3%	(78,506)	(17.5)%

Total Revenue	$8,802,255	100.0%	$10,343,386	100.0%	$(1,541,131)	(14.9)%

	Twelve Months Ended December 31,
	2022		2021		$ Change	% Change
Managed Services Revenue	$39,456,986	96.0%	$28,203,556	93.9%	$11,253,430	39.9%

Marketplace Spend Fees	205,809	0.5%	319,419	1.1%	(113,610)	(35.6)%
License Fees	1,301,198	3.2%	1,454,874	4.8%	(153,676)	(10.6)%
Other Fees	131,944	0.3%	44,528	0.1%	87,416	196.3%
SaaS Services Revenue	1,638,951	4.0%	1,818,821	6.1%	(179,870)	(9.9)%

Total Revenue	$41,095,937	100.0%	$30,022,377	100.0%	$11,073,560	36.9%

IZEA Worldwide, Inc.
Gross Billings

Gross billings by revenue type:

	Three Months Ended December 31,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$8,431,636	89.0%	$9,894,261	89.0%	$(1,462,625)	(14.8)%

Marketplace Spend Fees	754,185	8.0%	833,184	7.5%	(78,999)	(9.5)%
License Fees	270,480	2.9%	372,140	3.3%	(101,660)	(27.3)%
Other Fees	16,573	0.2%	13,874	0.1%	2,699	19.5%
SaaS Services Gross Billings	1,041,238	11.0%	1,219,198	11.0%	(177,960)	(14.6)%

Total Gross Billings	$9,472,874	100.0%	$11,113,459	100.0%	$(1,640,585)	(14.8)%

	Twelve Months Ended December 31,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$39,456,986	89.7%	$28,203,556	83.8%	$11,253,430	39.9%

Marketplace Spend Fees	3,109,719	7.1%	3,970,308	11.8%	(860,589)	(21.7)%
License Fees	1,301,198	3.0%	1,454,874	4.3%	(153,676)	(10.6)%
Other Fees	131,944	0.3%	44,528	0.1%	87,416	196.3%
SaaS Services Gross Billings	4,542,861	10.3%	5,469,710	16.2%	(926,849)	(16.9)%

Total Gross Billings	$43,999,847	100.0%	$33,673,266	100.0%	$10,326,581	30.7%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net loss	$(917,133)	$311,513	$(4,469,498)	$(3,140,621)
Gain on the forgiveness of debt	—	—	—	(1,927,220)
Gain on the sale of digital assets	—	(189,307)	—	(189,307)
Write down of digital assets	6,502	3,412	148,310	3,412
Non-cash stock-based compensation	182,759	245,520	610,772	878,739
Non-cash stock issued for payment of services	31,258	37,545	125,000	147,329
Interest expense	(1,795)	1,230	799	25,320
Depreciation and amortization	423,305	139,212	828,161	1,089,118
Other non-cash items	(26,229)	(500)	(7,674)	(22,022)
Adjusted EBITDA	$(301,333)	$548,625	$(2,764,130)	$(3,135,252)

Revenue	$8,802,255	$10,343,386	$41,095,937	$30,022,377
Adjusted EBITDA as a % of Revenue	(3.4)%	5.3%	(6.7)%	(10.4)%